Exhibit 5.1
Conyers Dill & Pearman
b a r r i s t e r & a t t o r n e y s
Clarendon House, 2 Church Street, P.O. Box HM 666, Hamilton HM CX, Bermuda
Telephone (441) 295 1422 Facsimile: (441) 292 4720 E-mail: info@cdp.bm
Internet: www.cdp.bm

DIRECT LINE: E-MAIL: OUR REF: OUR REF:	441 299 4902 mvward@cdp.bm MVW/hig/171120
11 April, 2006
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
Pitts Bay Road
Pembroke HM02
Bermuda
Dear Sirs,
Platinum Underwriters Holdings, Ltd. (the “Company”)
We have acted as counsel to Platinum Underwriters Holdings, Ltd. (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of an aggregate of 5,500,000 common shares, par value $0.01 per share, of the Company (the “Shares”) which are issuable to employees and other eligible persons upon the exercise of options or pursuant to share awards that either have been, or from time to time may be, granted by the Company under the Platinum Underwriters Holdings, Ltd. 2006 Share Incentive Plan (the “Plan”).
For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 10 April, 2006, and copies of resolutions adopted by the Board of Directors of the Company on February 26, 2006 certified by the Secretary of the Company on 10 April, 2006 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended.
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(e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that, upon the issue of any Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) that on the date of issuance of any of the Shares the Company will have sufficient authorized but unissued common shares, (h) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due, (i) that the Company’s Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, and the consent to the issue and free transfer of the Shares given by the Bermuda Monetary Authority dated June 21, 2002 will not have been revoked or amended at the time of issuance of any Shares.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.
On the basis of, and subject to, the foregoing, we are of the opinion that:
1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Your faithfully,

/s/ CONYERS DILL & PEARMAN

CONYERS DILL & PEARMAN